                                                                     EXHIBIT 4.1


                          SECURITIES PURCHASE AGREEMENT


         SECURITIES PURCHASE AGREEMENT (the "AGREEMENT"), dated as of May 29, 2002, by and among InterVoice-Brite, Inc., a Texas corporation, with headquarters located at 17811 Waterview Parkway, Dallas, Texas 75252 (the "COMPANY"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "BUYER" and collectively, the "BUYERS").

         WHEREAS:

         A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("REGULATION D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT");

         B. The Company has authorized convertible notes of the Company in the form attached as Exhibit A (together with any convertible notes issued in exchange therefor or replacement thereof in accordance with the terms thereof, the "CONVERTIBLE NOTES"), which shall be convertible into shares of the Company's common stock, no par value (the "COMMON STOCK") (as converted, the "CONVERSION SHARES") in accordance with the terms of the Convertible Notes.

         C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, (I) Convertible Notes in an aggregate principal amount of $10,000,000 in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers (the "NOTES") and (II) warrants, substantially in the form attached hereto as Exhibit B (the "WARRANTS"), to acquire that number of shares of Common Stock for each $1,000 principal amount of the Notes purchased equal to the quotient of (i) $250, divided by (ii) the Warrant Exercise Price (as defined in the Warrant)(as exercised, collectively, the "WARRANT SHARES"); and

         D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the "REGISTRATION RIGHTS AGREEMENT") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

         NOW THEREFORE, the Company and the Buyers hereby agree as follows:

         1. PURCHASE AND SALE OF NOTES AND WARRANTS.

                  a. Purchase of Notes and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer and each Buyer severally agrees to purchase from the Company the Notes in the principal amount set forth opposite such Buyer's name on the Schedule of Buyers, along with the related Warrants to acquire that number of Warrant Shares for each $1,000 principal amount of Notes purchased equal


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to the quotient of (i) $250, divided by (ii) the Warrant Exercise Price (the
"CLOSING"). The purchase price (the "PURCHASE PRICE") of the Notes and the related Warrants at the Closing shall be equal to $1.00 for each $1.00 of principal amount of the Notes purchased (representing an aggregate Purchase Price of $10,000,000 for the aggregate principal amount of $10,000,000 of Notes, along with the related Warrants, to be purchased at the Closing). "BUSINESS DAYS" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

                  b. The Closing Date. The date and time of the Closing (the "CLOSING DATE") shall be 10:00 a.m. Central Time, on May 30, 2002, subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 6 and 7 (or such later date as is mutually agreed to by the Company and the Buyers). The Closing shall occur on the Closing Date at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 or at such other time, date and place as the Company and the Buyers may collectively designate in writing.

                  c. Form of Payment. On the Closing Date, (i) each Buyer shall pay the Purchase Price to the Company for the Notes and the related Warrants to be issued and sold to such Buyer at such Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions, less any amount withheld for expenses pursuant to Section 4(h), and (ii) the Company shall deliver to each Buyer, Notes (in the principal amounts as such Buyer shall request) (the "NOTE CERTIFICATES") representing such principal amount of the Notes which such Buyer is then purchasing hereunder along with warrants representing the related Warrants, duly executed on behalf of the Company and registered in the name of such Buyer.

         2. BUYER'S REPRESENTATIONS AND WARRANTIES.

                  Each Buyer represents and warrants with respect to only itself that:

                  a. Investment Purpose. Such Buyer (i) is acquiring the Notes and the Warrants, (ii) upon conversion of the Notes, will acquire the Conversion Shares then issuable and (iii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof (the Notes, the Conversion Shares, the Warrants and the Warrant Shares collectively are referred to herein as the "SECURITIES"), for its own account and not with a view towards, or for resale in connection with, the sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

                  b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

                  c. Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the


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

truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

                  d. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer, including (i) a "preliminary Descriptive Memorandum dated May __, 2002" (the "DESCRIPTIVE MEMO") and (ii) certain confidential information, including the information set forth in
Schedule 2(d) and certain other information set forth in the Disclosure Schedules to this Agreement, provided to the Buyers between May 24, 2002 and May 29, 2002 (but prior to each such Buyer's execution of this Agreement) pursuant to confidentiality agreements dated either May 24, 2002 or May 25, 2002 (the "DISCLOSED INFORMATION"). Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Sections 3 and 9(l) below. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                  e. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                  f. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of independent counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) ("RULE 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.


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

                  g. Legends. Such Buyer understands that the certificates or other instruments representing the Notes and the Warrants and, until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF INDEPENDENT COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate, or the Transfer and Depositary Agent shall issue a stock certificate, without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of independent counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144(k), or (iv) such holder provides the Company reasonable assurances that the Securities have been or are being sold pursuant to Rule 144.

                  h. Authorization; Enforcement; Validity. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and are valid and binding agreements of such Buyer enforceable against such Buyer in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                  i. Residency. Such Buyer is a resident of that jurisdiction specified in its address on the Schedule of Buyers.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company represents and warrants to each of the Buyers that:


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

                  a. Organization and Qualification. The Company and its "SUBSIDIARIES" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated (other than with respect to Subsidiaries (other than InterVoice-Brite Limited) which only have immaterial assets, in which case, such Subsidiaries are duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, except to the extent that the failure to be so organized or in good standing would not have a Material Adverse Effect (as defined below)), and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). The Company has no Subsidiaries except as set forth on Schedule 3(a).

                  b. Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5), the Notes, the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS"), and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Notes and the Warrants, the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents dated of even date herewith have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. As of the Closing, the Transaction Documents dated after the date hereof shall have been duly executed and delivered by the Company and shall constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

                  c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 62,000,000 shares of Common Stock, of which as of the date hereof,


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34,047,216 shares are issued and outstanding, 7,009,974 shares are reserved for issuance pursuant to the Company's stock option, restricted stock and stock purchase plans and no shares are issuable and reserved for issuance pursuant to securities (other than the Notes and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 2,000,000 shares of Preferred Stock, $100 par value, of which as of the date hereof, no shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (A) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (B) there are no outstanding debt instruments issued by the Company; (C) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company or any of its Subsidiaries; (D) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (E) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (F) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; and (G) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to each Buyer true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "BYLAWS"), and the terms of all securities convertible into, or exercisable or exchangeable for Common Stock and the material rights of the holders thereof in respect thereto.

                  d. Issuance of Securities. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) free from all taxes, liens and charges with respect to the issuance thereof and (ii) entitled to the rights set forth in the Notes. At least 5,400,000 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) have been duly authorized and reserved for issuance upon conversion of the Notes and upon exercise of the Warrants. Upon conversion or exercise in accordance with the Notes or the Warrants, as the case may be, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by the Company of the Securities is exempt from registration under the 1933 Act.

                  e. No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the


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reservation for issuance and issuance of the Conversion Shares and the Warrant
Shares) will not (i) result in a violation of the Articles of Incorporation of the Company or the Bylaws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of its Articles of Incorporation of the Company or Bylaws or their organizational charter or bylaws, respectively (other than with respects to Subsidiaries (other than InterVoice-Brite Limited) which only have immaterial assets, in which case, no such Subsidiary is in violation of any term of its organizational charter or bylaws, except for such violations as would not have a Material Adverse Effect). Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except where such violations and defaults would not have, either individually or in the aggregate, a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except where such violations and defaults would not have, either individually or in the aggregate, a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any listing application with the Nasdaq Stock Market or any exchange on which the Common Stock trades, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in
Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain as described in the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Principal Market (as defined in Section 4(g)) and has no actual knowledge of any facts which would lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

                  f. SEC Documents; Financial Statements. Since February 28, 2000, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 ACT") (all of the foregoing filed prior to the date hereof (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the "SEC DOCUMENTS"). A complete and accurate list of the SEC Documents is set forth on EDGAR. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the


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

statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents or the Descriptive Memo, including, without limitation, information referred to in Section 2(d)), contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Other than the Disclosed Information, neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyers with any material, nonpublic information. The Company meets the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Registration Rights Agreement). Except as set forth on Schedule 3(f), the Company is not required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof or the Closing and to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which has not been previously filed as an exhibit (including by way of incorporation by reference) to its reports filed or made with the SEC under the 1934 Act at least 10 days prior to the date hereof, other than those included in the list of agreements set forth in Schedule A to the opinion set forth in Exhibit E-1 or in the list of agreements set forth in Schedule A to the opinion set forth in Exhibit E-2., as each such Schedule appears as of the Closing and which opinions are being delivered at such Closing pursuant to Section 7(iv).

                  g. Absence of Certain Changes. Except as disclosed in Schedule 3(g) or as set forth with reasonable specificity in the Descriptive Memo, the Disclosed Information or the SEC Documents filed with the SEC at least 10 days prior to the date of this Agreement, since February 28, 2001 there has been no material adverse change and no material adverse development in the business, properties, assets, operations, results of operations or financial conditions of the Company and its Subsidiaries, taken as a whole. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby, will not be Insolvent (as defined below). For purposes of this Section 3(g), "INSOLVENT" means (i) the present fair saleable value of the Company's assets is less than the amount required to pay the Company's total indebtedness, contingent or otherwise, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. Except as disclosed in Schedule 3(g), since February 28, 2001 the Company has not declared or paid any dividends, sold any assets, individually or in the aggregate, in excess of $1,000,000 outside of the ordinary course of business or had capital expenditures, individually or in the aggregate, in excess of $1,000,000.

                  h. Absence of Litigation. Except as expressly set forth in
Schedule 3(h), (i) there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Subsidiaries or any of the Company's or the Subsidiaries' officers or directors in their capacities as such, (ii) to the knowledge of the Company there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body threatened against or affecting the Company, the Common Stock or any of the Subsidiaries or any of the Company's or the Subsidiaries' officers or directors in their capacities as such which could have, individually or in the aggregate, a Material Adverse Effect, and (iii) to the knowledge of the Company none of the directors or officers of the Company have been involved in securities related litigation during the past five years.

                  i. Acknowledgment Regarding Buyer's Purchase of Notes and Warrants. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm's length purchaser with respect to the Company in connection with the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

                  j. No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the issuance of the Notes and Warrants contemplated by this Agreement and except as set forth in the Descriptive Memo or the Disclosed Information, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly disclosed.

                  k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

                  l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

                  m. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and the Notes and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants, is in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

                  n. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. None of the Company's or its Subsidiaries' employees is a member of a union which relates to such employee's relationship with the Company, neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relations with their employees are good. Except for the resignation of Ray S. Naeini during the first quarter of the Company's fiscal year 2003, no executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer, to the best knowledge of the Company and its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

                  o. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct their respective businesses as now conducted, except where the failure to own or possess such rights would not have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3(o), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement, except where such expiration or termination would not have, either individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets or other intellectual property rights of others, or of any development of similar or identical trade secrets or technical information by others. Except as set forth on Schedule 3(o), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding its trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets, or infringement of other intellectual property rights, except where such claim, action, proceeding or infringement would not have, either individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

                  p. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing cases, the failure to so comply would not have, either individually or in the aggregate, a Material Adverse Effect.

                  q. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(q) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries.

                  r. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, taken as a whole.

                  s. Regulatory Permits. Except for certificates, authorizations or permits, the absence of which would not have, either individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                  t. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

                  u. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

                  v. Tax Status. The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves for on its books, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause
(i) above) apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                  w. Transactions With Affiliates. Except as set forth on
Schedule 3(w), in the Descriptive Memo and in the SEC Documents filed at least ten (10) days prior to the date hereof, and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

                  x. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or the laws of Texas which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyers' ownership of the Securities.

                  y. Rights Agreement. The Company specifically represents, warrants and agrees that, in accordance with certain provisions of the Third Amended and Restated Rights Agreement, dated May 1, 2001 (the "RIGHTS PLAN"), regardless of the number of Conversion Shares and Warrant Shares of which each Buyer is deemed the Beneficial Owner (as defined in the Rights Plan), none of the Buyers is intended to be or will be deemed to be an Acquiring Person within the meaning of the Rights Plan because of the acquisition of the Securities (including the Conversion Shares and the Warrant Shares) pursuant to this Agreement, and the acquisition of the Securities (including the Conversion Shares and the Warrant Shares) pursuant to this Agreement, shall not, under any circumstances, trigger a Distribution Date within the meaning of the Rights Plan; provided, however, that only Securities (including the Conversion Shares and the Warrant Shares) acquired pursuant to this Agreement shall be deemed excluded from the number of shares of Common Stock deemed beneficially owned by each Buyer in determining whether such Buyer is an Acquiring Person within the meaning of the Rights Plan.

                  z. Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                  aa.. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

         4. COVENANTS.

                  a. Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

                  b. Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

                  c. Reporting Status. Until the later of (i) the date which is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date on which no Notes or Warrants remain outstanding (the "REPORTING PERIOD"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

                  d. Use of Proceeds. The Company will use the proceeds from the sale of the Notes and the Warrants for substantially the same purposes and in substantially the same amounts as indicated in Schedule 4(d). The Company shall not use the proceeds from the sale of the Notes and Warrants in violation of any applicable law.

                  e. Financial Information. The Company agrees to send the following to each Investor (as that term is defined in the Registration Rights Agreement) during the Reporting Period: (i) unless the following are filed with the SEC through EDGAR and are available to the public through EDGAR, within one
(1) day after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries; and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

                  f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 150% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of all outstanding Notes (without regard to any limitations on conversions) and 100% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares upon exercise of all outstanding Warrants (without regard to any limitations on exercises).

                  g. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock's authorization for quotation on the Nasdaq National Market ("NASDAQ") or listed on The New York Stock Exchange, Inc. ("NYSE") or The American Stock Exchange, Inc. ("AMEX") (as applicable, the "PRINCIPAL MARKET"). Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common

Stock from the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(g).

                  h. Expenses. Subject to Section 9(k) below, at the Closing, the Company shall pay an expense allowance of $75,000 (which amount is in addition to any amounts paid by the Company prior to the date of this Agreement) to HFTP Investment L.L.C. (a Buyer) or their designee(s) which amount shall be withheld by such Buyer from its Purchase Price to be paid at the Closing.

                  i. Disclosure of Transactions and Other Material Information. Before the earlier of (A) the Company's first public announcement of the transactions contemplated by this Agreement and (B) 8:20 a.m. (New York Time) on May 30, 2002, the Company shall file a Form 8-K with the SEC (i) describing the terms of the transactions contemplated by the Transaction Documents and the occurrence of the Closing, (ii) including as exhibits to such Form 8-K this Agreement (including the schedules hereto), the Form of Note, the Registration Rights Agreement and the Form of Warrant, (iii) disclosing all of the Disclosed Information and (iv) including as exhibits to such Form 8-K the various financing documents included in the Disclosed Information, in the form required by the 1934 Act (the "ANNOUNCING FORM 8-K"). By 11:59 p.m. (New York Time) on the Closing Date, the Company shall issue a press release publicly disclosing the occurrence of the Closing. From and after the filing of the Announcing Form 8-K with the SEC, no Buyer shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents that is not disclosed in the Announcing Form 8-K. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Buyer with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the Announcing Form 8-K with the SEC without the express written consent of such Buyer and subject to a confidentiality agreement relating thereto. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Buyer shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby or disclosing the name of any Buyer; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

                  j. Transactions With Affiliates. So long as any Note or Warrants are outstanding the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or affiliates of the Company or its Subsidiaries or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or
(c) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly,
(i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, (iv) is controlled by that person or entity or (v) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

                  k. Corporate Existence. So long as any Buyer beneficially owns any Notes or Warrants, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale or transfer of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) is a publicly traded corporation whose common stock is quoted on or listed for trading on Nasdaq, AMEX or NYSE.

                  l. Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting any such pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

                  m. Conversion Notice Information. At or prior to the Closing, each Buyer shall deliver to the Company a form of Conversion Notice (as defined in the Notes) initially to be used to provide the information (other than the date of conversion, principal amount to be converted, conversion price and number of shares of Common Stock to be issued) in connection with a Company Conversion pursuant to Section 6 of the Notes (as such information may be amended, modified or replaced from time to time as provided below, the "CONVERSION NOTICE INFORMATION"). At any time following the Closing, such Buyer may amend, modify or replace its Conversion Notice Information then in effect, by delivering to the Company a new form of Conversion Notice setting forth the new Conversion Notice Information to be used for Company Conversions on or prior to the first Settlement Date (as defined in the Notes) on which such new information is to be used for Company Conversions. Upon a Buyer's assignment or transfer of any of its Notes, such Buyer shall cause the transferee thereof to deliver to the Company such transferee's Conversion Notice Information and agreement to thereafter be bound by this Section 4(m) as if such transferee were a Buyer.

                  n. Wichita Property Sale. The Company shall use its commercially reasonable efforts to close on or before June 8, 2002 the sale of the property at 7309 East 21st Street, in Wichita, Kansas pursuant to the letter agreement dated April 2, 2002 filed as an exhibit to the Company's Form 8-K dated March 31, 2002. The Company will use the proceeds of such sale to pay down amounts outstanding under the Amended Credit Facility (as defined in Section 4(p)).

                  o. Proxy Statement. The Company shall provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which shall be not later than 90 days after the Closing Date (the "STOCKHOLDER MEETING DEADLINE"), a proxy statement, which has been previously reviewed by the Buyers and a counsel of their choice, soliciting each such stockholder's affirmative vote at such annual stockholder meeting for approval of the Company's issuance of all of the Securities as described in this Agreement in accordance with applicable law and the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the "STOCKHOLDER APPROVAL"), and the Company shall use its best efforts to solicit its stockholders' approval of such issuance of the Securities and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal. If the Company fails to hold a meeting of its stockholders by the Stockholder Meeting Deadline, then, as partial relief (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Buyer an amount in cash equal to the product of (i) the principal amount of the Notes held by such Buyer multiplied by (ii) .02 multiplied by (iii) the quotient of (x) the number of days after the Stockholder Meeting Deadline and prior to the date that a meeting of the Company's stockholders is held, divided by (y)
30. The Company shall make the payments referred to in the immediately preceding sentence within five days of the earlier of (I) the holding of the meeting of the Company's stockholders, the failure of which resulted in the requirement to make such payments, and (II) the last day of each 30-day period beginning on the Stockholder Meeting Deadline. In the event the Company fails to make such payments in a timely manner, such payments shall bear interest at the rate of 2.0% per month (pro rated for partial months) until paid in full.

                  p. Amended Credited Facility. So long as any Notes remain outstanding, (i) the Company shall not draw down any amounts under the Credit Facility (as defined in Section 7(xiv)(A)), as amended by the Amendment (as defined in Section 7(xiv)(A)) (the "AMENDED CREDIT FACILITY") (or any replacements or amendments thereof) until the earlier of (A) such time as the Registration Statement has been declared effective by the SEC and (B) the Amended Credit Facility (or any replacements or amendments thereof) shall have been amended or the Company shall have received a permanent waiver in under the Amended Credit Facility (or any replacements or amendments thereof), in each case permitting the Company to make payments, without limitation, in accordance with the terms of the Notes without violating the terms of the Amended Credit Facility (or any replacements or amendments thereof), and (ii) after the Registration Statement has been declared effective by the SEC, the Company shall not draw down any amounts under the Amended Credit Facility (or any replacements or amendments thereof) unless (x) at the time of such draw down a Registration Statement is effective and available for the resale of at least all the Registrable Securities (as defined in the Registration Rights Agreement) or (y) the Amended Credit Facility (or any replacements or amendments thereof) shall have been amended or the Company shall have received a permanent waiver under the Amended Credit Facility (or any replacements or amendments thereof), in each case permitting the

Company to make payments, without limitation, in accordance with the terms of the Notes without violating the terms of the Amended Credit Facility (or any replacements or amendments thereof).

         5. TRANSFER AND DEPOSITARY AGENT INSTRUCTIONS.

                  The Company shall issue irrevocable instructions to its transfer agent in the form attached hereto as Exhibit D (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"), and any subsequent transfer agent, to issue certificates, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes or exercise of the Warrants. Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 2(f) (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Buyer provides the Company with an opinion of independent counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act or the Buyer provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

         6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

                  The obligation of the Company to issue and sell the Notes and the Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                           (i) Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

                           (ii) Such Buyer shall have delivered to the Company the Purchase Price (less in the case of HFTP Investment L.L.C., the amounts withheld pursuant to Section 4(h)) for the Notes and the Warrants being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

                           (iii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

                           (iv) Such Buyer shall have delivered to the Company such Buyer's initial Conversion Notice Information.

                           (v) Such Buyer shall have executed and delivered to the Company a receipt acknowledging such Buyer's receipt of a Note, in the original principal amount set forth opposite such Buyer's name on the Schedule of Buyers, and the related Warrant for the number of Warrant Shares determined in accordance with Section 1(a).

         7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

                  The obligation of each Buyer hereunder to purchase the Notes and the Warrants from the Company at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

                           (i) The Company shall have executed each of the Transaction Documents and delivered the same to such Buyer.

                           (ii) The Common Stock (x) shall be designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

                           (iii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by either the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer, including, without limitation, an update as of the Closing Date of the representation contained in Section 3(c) above.

                           (iv) Such Buyer shall have received the opinion of Fulbright & Jaworski L.L.P. and the opinion of Thompson & Knight LLP, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit E-1 and Exhibit E-2 attached hereto, respectively.

                           (v) The Company shall have executed and delivered to such Buyer the Notes Certificates and the Warrants (in such denominations as such Buyer shall request) for the Notes and the Warrants being purchased by such Buyer at the Closing.

                           (vi) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Buyer (the "RESOLUTIONS").

                           (vii) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes and the exercise of the Warrants, at least 5,400,000 shares of Common Stock.

                           (viii) The Irrevocable Transfer Agent Instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent and the Company shall deliver a copy thereof to such Buyer.

                           (ix) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company in the State of Texas issued by the Secretary of State of the State of Texas as of a date within ten (10) days of the Closing Date.

                           (x) The Company shall have delivered to such Buyer a secretary's certificate, dated as of the Closing Date, certifying as to
         (A) the Resolutions, (B) the Articles of Incorporation, certified as of December 5, 2001, by the Secretary of State of the State of Texas and
         (C) the Bylaws, each as in effect at the Closing.

                           (xi) The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

                           (xii) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

                           (xiii) The Company shall have executed and delivered to such Buyer a cross-receipt acknowledging the Company's receipt of the full Purchase Price for the Notes and the Warrants purchased by such Buyer at the Closing as determined in accordance with Section 1(a).

                           (xiv) Prior to the Closing, the Company shall have
                  both:

                                    (A) received the Consent, Waiver and Third
                  Amendment to Credit Agreement executed, in substantially the form provided to such Buyer prior to the Closing, (the "AMENDMENT") by sufficient lenders to be effective under the Company's Credit Agreement dated as of June 1, 1999, as amended (the "CREDIT FACILITY");

                                    (B) closed the loan to the Company by Beal
                  Bank, S.S.B. to be secured by a deed of trust on the Company's headquarters at 17811 Waterview Parkway in Dallas, Texas as described in the Commitment Letter dated April 10, 2002 filed as an exhibit to the Company's Form 8-K dated March 31, 2002 (the "MORTGAGE");

                                    (C) paid at least $14,000,000 of the
                  proceeds of the Mortgage to the lenders under the Credit Facility to pay down that amount of the outstanding borrowings under the Credit Facility.

                           (xv) The Company shall have delivered to such Buyer a copy of the Amendment.

                           (xvi) The Company shall have delivered to such Buyer a copy of an acknowledgment or receipt from the lenders under the Credit Facility of at least $14,000,000.

                           (xvii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the applicable Additional Closing Date.

                           (xviii) The Company shall have delivered wire transfer instructions to such Buyer, which instructions are consistent with Section 4(d).

                           (xix) Before 8:20 a.m. (New York Time) on May 30, 2002, the Company

                                    (A) shall have filed with the SEC through
               EDGAR (I) the Announcing Form 8-K, and (B) the Company's Annual Report on Form 10-K for the year ended February 28, 2002 with a report of independent auditors letter to the audited financial statements therein which does not include any "going concern" statement; and

                                    (B) shall have issued a press release,
               previously reviewed by or on behalf of such Buyer disclosing the transactions contemplated by this Agreement.

         8. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents in accordance with the terms thereof or any other certificate, instrument or document contemplated hereby or thereby in accordance with the terms thereof or (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6(a) and (d) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

         9. GOVERNING LAW; MISCELLANEOUS.

                  a. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                  b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                  c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between each Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyers which purchased a majority of the aggregate principal amount of the Notes on the Closing Date, or if prior to the Closing, by the Buyers listed on the Schedule of Buyers as being obligated to purchase a majority of the aggregate principal amount of the Notes. Any such amendment shall bind all holders of Notes. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes or Warrants then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Notes, as the case may be.

                  f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                  InterVoice-Brite, Inc.
                  17811 Waterview Parkway
                  Dallas, Texas 75252
                  Telephone:  972-454-8000
                  Facsimile:  972-454-8781
                  Attention:  Chief Financial Officer

         With a copy to:

                  Fulbright & Jaworski L.L.P.
                  2200 Ross Avenue, Suite 2800
                  Dallas, Texas 75201-2784
                  Telephone:  214-855-8000
                  Facsimile:  214-855-8200
                  Attention:  David E. Morrison, Esq.

         If to the Transfer Agent:

                  Computershare Trust Co., Inc.
                  12039 West Alameda Parkway
                  Suite Z-2
                  Lakewood, Colorado 80228
                  Telephone:  303-262-0600
                  Facsimile:  303-262-0604
                  Attention:  Theresa Henshaw

If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or, in the case of a Buyer or any other party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i),
(ii) or (iii) above, respectively.

                  g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of a majority of the aggregate principal of the Notes then outstanding, including by merger or consolidation, except pursuant to a Change of Control (as defined in Section 4(b) of the Notes) with respect to which the Company is in compliance with Section 4(k) of the Agreement, Section 4 of the Notes and Section 9 of the Warrants. A Buyer may assign some or all of its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents, the Buyers shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

                  h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  i. Survival. Unless this Agreement is terminated under Section 9(k), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closings. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                  j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  k. Termination. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(k), the Company shall remain obligated to reimburse any nonbreaching Buyers for the expenses described in Section 4(h) above.

                  l. Placement Agent. The Company acknowledges that it has engaged William Blair & Company as placement agent in connection with the sale of the Notes and the related Warrants, which placement agent may have formally or informally engaged other agents on its behalf. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

                  m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  n. Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  o. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to the Registration Rights Agreement, the Notes or Warrants or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.


                                   * * * * * *

         IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:                               BUYERS:

INTERVOICE-BRITE, INC.                 HFTP INVESTMENT L.L.C.
                                       By: Promethean Asset Management L.L.C.
                                           Its: Investment Manager
By:
    -----------------------------
    Name:
          -----------------------
    Title:                             By:
           ----------------------          -------------------------------------
                                           Name:
                                           Title:

                                       GAIA OFFSHORE MASTER FUND,
                                       LTD.
                                       By: Promethean Asset Management L.L.C.
                                           Its: Investment Manager


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                       CAERUS FUND LTD.
                                       By: Promethean Asset Management L.L.C.
                                           Its: Investment Manager


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                               SCHEDULE OF BUYERS


                                                                                  INITIAL
                                                                                 PRINCIPAL
                                                INVESTOR ADDRESS                 AMOUNT OF         BUYER'S LEGAL REPRESENTATIVES'
         INVESTOR'S NAME                      AND FACSIMILE NUMBER                 NOTES            ADDRESS AND FACSIMILE NUMBER
         ---------------                      --------------------               ---------         ------------------------------
HFTP Investment L.L.C.               c/o Promethean Asset Management L.L.C.     $4,500,000      Promethean Investment Group, L.L.C.
                                     750 Lexington Avenue, 22nd Floor                           750 Lexington Ave., 22nd Floor
                                     New York, New York 10022                                   New York, New York 10022
                                     Attention: David M. Kittay                                 Attention: David M. Kittay
                                                Greg Carney                                                Greg Carney
                                     Telephone: (212) 702-5200                                  Telephone: 212-702-5200
                                     Facsimile: (212) 758-9334                                  Facsimile: 212-758-9334
                                     Residence: New York
                                                                                                Katten Muchin Zavis Rosenman
                                                                                                525 W. Monroe Street
                                                                                                Chicago, Illinois 60661-3693
                                                                                                Attention: Robert J. Brantman, Esq.
                                                                                                Telephone: (312) 902-5200
                                                                                                Facsimile: (312) 902-1061

Gaia Offshore Master Fund, Ltd.      c/o Promethean Asset Management L.L.C.     $4,500,000      Promethean Investment Group, L.L.C.
                                     750 Lexington Avenue, 22nd Floor                           750 Lexington Ave., 22nd Floor
                                     New York, New York 10022                                   New York, New York 10022
                                     Attention: David M. Kittay                                 Attention: David M. Kittay
                                                Greg Carney                                                Greg Carney
                                     Telephone: (212) 702-5200                                  Telephone: 212-702-5200
                                     Facsimile: (212) 758-9334                                  Facsimile: 212-758-9334
                                     Residence: New York
                                                                                                Katten Muchin Zavis Rosenman
                                                                                                525 W. Monroe Street
                                                                                                Chicago, Illinois 60661-3693
                                                                                                Attention: Robert J. Brantman, Esq.
                                                                                                Telephone: (312) 902-5200
                                                                                                Facsimile: (312) 902-1061

Caerus Fund Ltd.                     c/o Promethean Asset Management L.L.C.     $1,000,000      Promethean Investment Group, L.L.C.
                                     750 Lexington Avenue, 22nd Floor                           750 Lexington Ave., 22nd Floor
                                     New York, New York 10022                                   New York, New York 10022
                                     Attention: David M. Kittay                                 Attention: David M. Kittay
                                                Greg Carney                                                Greg Carney
                                     Telephone: (212) 702-5200                                  Telephone: 212-702-5200
                                     Facsimile: (212) 758-9334                                  Facsimile: 212-758-9334
                                     Residence: New York
                                                                                                Katten Muchin Zavis Rosenman
                                                                                                525 W. Monroe Street
                                                                                                Chicago, Illinois 60661-3693
                                                                                                Attention: Robert J. Brantman, Esq.
                                                                                                Telephone: (312) 902-5200
                                                                                                Facsimile: (312) 902-1061

                                    SCHEDULES

Schedule 2(d)     Certain Information
Schedule 3(a)     Subsidiaries
Schedule 3(c)     Capitalization
Schedule 3(e)     Conflicts
Schedule 3(f)     SEC Documents
Schedule 3(g)     Material Changes
Schedule 3(o)     Intellectual Property
Schedule 3(q)     Liens
Schedule 3(w)     Certain Transactions
Schedule 4(d)     Use of Proceeds


                                    EXHIBITS

Exhibit A         Form of Note
Exhibit B         Form of Warrant
Exhibit C         Form of Registration Rights Agreement
Exhibit D         Form of Irrevocable Transfer Agent Instructions
Exhibit E-1       Form of Company Counsel Opinion (Fulbright & Jaworski L.L.P.)
Exhibit E-2       Form of Company Counsel Opinion (Thompson & Knight LLP)

                                  Schedule 2(d)

        See attached Quarter to May 24, 2002 Working Capital and Revenue.

QUARTER TO DATE WORKING CAPITAL AND REVENUE
--------------------------------------------------------------------------------
$ IN THOUSANDS                                                CONFIDENTIAL

WORKING CAPITAL

                              BALANCES AS OF:
                        02/28/2002        04/30/2002
                        ----------        ----------
Cash                    $ 17,646          $  11,637
Accounts Receivable       40,783             37,676
Inventory                 27,524             26,911
Accounts Payable          22,661             16,940
Deferred Income           24,426             23,631

                                                                   PERIOD FROM 3/1/02
                                                                       TO 5/24/02
                                                                   ------------------
REVENUE CURRENT QUARTER TO DATE

Recognized Revenue
    NSD                                                                  $   9,253
    ESD                                                                     16,383
                                                                         ---------
                                                                            25,636

Booked Revenue
    NSD                                                                  $   7,344
    ESD                                                                      2,601
                                                                         ---------
                                                                             9,945

Recognized and Booked Revenue for period from 3/1/02 to 5/24/02          $  35,581

Revenue to be Booked between 5/25/02 and 5/31/02
                                                                         ---------
Total Revenue for the Quarter ended May 31, 2002
                                                                         =========

                                                                    CONFIDENTIAL

                                  Schedule 3(a)

                                  Subsidiaries

       Subsidiary                                        State of Organization
       ----------                                        ---------------------
InterVoice GP, Inc.                                              Nevada

InterVoice LP, Inc.                                              Nevada

InterVoice Limited Partnership                                   Nevada

InterVoice do Brasil Ltda                                        Brazil

Brite Voice Systems, Inc.                                        Nevada

Intervoice-Brite Limited                                        England

Intervoice-Brite GmbH                                           Germany

Brite Holding AG                                              Switzerland

Brite Voice Systems AG                                        Switzerland

Intervoice-Brite S.p.A.                                          Italy

InterVoice-Brite Pte. Limited                                  Singapore

Intervoice-Brite (Proprietary) Limited                        South Africa

BVSI, Inc.                                                      Delaware

BVS Investco, Inc.                                              Delaware

                                  Schedule 3(c)

                                 Capitalization

(B)      Debt Instruments

         The Company and its wholly owned subsidiary, Brite Voice Systems, Inc., are parties to a Credit Agreement dated June 1, 1999 with the lenders thereto (as amended, the "Credit Facility"). Term loans and revolving loans under the Credit Facility totaled approximately $135 million at the inception of the Credit Facility and were paid down to approximately $30 million as of May 28, 2002.

         The term loans under the Credit Facility are subject to quarterly principal amortization. In addition, the Credit Facility is subject to certain mandatory prepayments and commitment reductions tied to the sale of assets, the issuance of debt, the issuance of equity and the generation of excess cash flow for a fiscal year. Certain of these prepayment and commitment reduction requirements are limited by the satisfaction of certain financial ratios.

         The Credit Facility contains certain representations and warranties, certain negative and affirmative covenants and certain conditions and events of default which are customarily required for similar financing. Such covenants include, among others, restrictions and limitations on liens and negative pledges; limitations on mergers, consolidations and sales of assets; limitations on incurrence of debt; limitations on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitations on investments and acquisitions (other than the acquisition of the Company); and limitations on capital expenditures. Key financial covenants based on the Company's consolidated financial statements include minimum net worth, maximum leverage ratio and minimum fixed charges coverage ratio. The Credit Facility also requires a first priority perfected security interest in (i) all of the capital stock of each of the domestic subsidiaries of the Company, and 65% of the capital stock of each first tier foreign subsidiary of the Company, which capital stock shall not be subject to any other lien or encumbrance and (ii) subject to permitted liens, all other present and future material assets and properties of the Company and its material domestic subsidiaries (including, without limitation, accounts receivable and proceeds, inventory, real property, machinery and equipment, contracts, trademarks, copyrights, patents, license rights and general intangibles).

         The lenders had previously entered into forbearance agreements dated March 7, 2002 and March 31, 2002, pursuant to which the lenders granted a temporary waiver of a default under one of four financial covenants (fixed charge coverage ratio) through May 31, 2002.

         The Company and lenders entered into commitment letters to enter into a Consent, Waiver, and Third Amendment to Credit Agreement (the "Third Amendment") to be effective as of May 29, 2002, pursuant to which the lenders will waive the default under a financial covenant requiring the Company to maintain a minimum fixed charge coverage ratio. The effectiveness of the Third Amendment is conditioned on funding under the Convertible Notes.

         The Third Amendment will amend the fixed charge coverage ratio covenant and a covenant to maintain a minimum leverage ratio (as described in the Credit Facility) to reflect the Company's current capital structure and liquidity requirements. The Third Amendment also will add a covenant by the Company to maintain a minimum level of EBITDA (as defined in the Credit Facility).

         Pursuant to the Third Amendment, proceeds from the mortgage of the Company's office facilities in Dallas, Texas, and proceeds from the purchase of Convertible Notes, will be applied to repay all outstanding indebtedness under the term loan, with the remainder applied to the revolving loans. Under the amended Credit Facility, the lenders will agree to continue making revolving loans to the Company up to a revised maximum amount of $12 million through June 1, 2003. The maximum amount of revolving loans that may be outstanding will also be limited by a borrowing base based upon levels of eligible accounts receivable and eligible inventory securing the revolving loans.

         The Company will not be permitted to have outstanding loans under the Credit Facility at any time the Company makes principal payments on the Convertible Notes in cash. Accordingly, the Company will have to repay the outstanding revolving loans under the Credit Facility before any installment of principal on the Convertible Notes is paid in cash. At that point, at the Company's option, installments on the Convertible Notes will be repaid in cash or by a partial conversion of such notes through the Company's issuance of common stock. The Credit Facility is cross-defaulted with the Convertible Notes such that a default or the occurrence of certain other events under the Convertible Notes will be a default under the Credit Facility.

         The amended Credit Facility will provide that interest would accrue at a base rate equal to an applicable margin plus the higher of (i) the prime rate or (ii) the federal funds rate. The applicable margin will be determined in accordance with a schedule to the Credit Facility and by reference to a ratio of the Company's funded debt to EBITDA. The Third Amendment will delete provisions that permit the Company to elect an interest rate equal to the London Interbank Offer Rate ("LIBOR") plus the applicable margin.

Mortgage Loan

         Effective May 29, 2002, the Company executed and delivered a deed of trust and promissory note in favor of Beal Bank, S.S.B., for a mortgage loan of $14 million secured by a first lien on the Company's facilities in Dallas, Texas. The mortgage loan is a three year balloon note, bearing interest, payable monthly, at the greater of 10.5% or the prime rate plus 2.0%. Proceeds from the mortgage will be applied to reduce loans under the Credit Facility. The lenders under the Credit Facility entered into an agreement with Beal Bank, S.S.B. subordinating their lien on the Dallas, Texas facilities for purposes of the mortgage loan.

(C)      1990 Employee Stock Option Plan

         A stock option plan is in effect under which shares of common stock were authorized for issuance by the Compensation Committee of the Board of Directors as stock options to key employees. Option prices per share are the fair market value per share of stock, based on the closing per share price on the date of grant. The Company has granted options at various dates with terms under which the options generally become exercisable at the rate of 20%, 25% or 33% per year. Options becoming exercisable at 33% per year expire six or ten years after the date of grant. Options becoming exercisable at 20% or 25% per year expire ten years after the date of grant.

                                                              WEIGHTED AVERAGE
                                                               EXERCISE PRICE
                                                SHARES           PER SHARE
                                              ----------      ----------------
         Balance at February 28, 1999          2,836,818           $6.03
           Granted                                    --           $  --
           Exercised                            (541,202)          $5.08
           Forfeited                             (87,851)          $4.84
                                              ----------           -----
         Balance at February 29, 2000          2,207,765           $6.31
           Granted                               253,000           $7.41
           Exercised                            (391,492)          $4.97
           Forfeited                            (145,971)          $5.17
                                              ----------           -----
         Balance at February 28, 2001          1,923,302           $6.82
           Granted                                    --           $  --
           Exercised                            (229,184)          $5.05
           Forfeited                             (22,234)          $6.65
                                              ----------           -----
         Balance at February 28, 2002          1,671,884           $7.06
                                              ==========           =====

         A total of 1,541,634 employee options were exercisable at an average price of $7.21 at February 28, 2002.

1998 Employee Non-Qualified Plan

         During fiscal 1999, the Company adopted a stock option plan under which shares of common stock may be authorized for issuance by the Compensation Committee of the Board of Directors as non-qualified stock options to key employees. Option prices per share are the fair market value per share of stock, based on the closing price per share on the date of grant. The Company has granted options at various dates with terms under which the options become exercisable at a rate of 25% or 33% per year and are exercisable for a period of ten years after the date of grant.


                                                               WEIGHTED AVERAGE
                                                                EXERCISE PRICE
                                                    SHARES         PER SHARE
                                                   --------    ----------------
         Balance at February 28, 1999               979,500         $ 6.28
           Granted                                   40,000         $10.80
           Exercised                               (113,742)        $ 6.18
           Forfeited                                (60,834)        $ 9.02
                                                   --------         ------
         Balance at February 29, 2000               844,924         $ 6.24
           Granted                                       --         $   --
           Exercised                                (60,418)        $ 4.98
           Forfeited                                (67,501)        $ 6.53
                                                   --------         ------
         Balance at February 28, 2001               717,005         $ 6.47
           Granted                                       --         $   --
           Exercised                               (328,671)        $ 7.03
           Forfeited                                (12,916)        $ 9.27
                                                   --------         ------
         Balance at February 28, 2002               375,418         $ 5.83
                                                   ========         ------

     A total of 322,168 employee options were exercisable at an average price of $5.61 at February 28, 2002.

1999 Non-Qualified Plan

     During fiscal 2000, the Company adopted a stock option plan under which shares of common stock may be authorized for issuance by the Compensation Committee of the Board of Directors as non-qualified stock options to key employees and non-employee members of the Company's Board of Directors. Option prices per share are the fair market value per share of stock, based on the average of the high and low price per share on the date of grant. The Company has granted options to employees at various dates with terms under which the options become exercisable at a rate of 25% or 33% per year and are exercisable for a period of ten years after the date of grant. In addition, the Company has granted options to non-employee directors at various dates with terms under which the options become exercisable within the period specified in the optionee's agreement and are exercisable for a period of ten years from the date of grant.

                                                               WEIGHTED AVERAGE
                                                                EXERCISE PRICE
                                                    SHARES         PER SHARE
                                                 ----------    ----------------
         Balance at February 29, 2000             1,503,000        $14.88
           Granted                                2,458,000        $ 7.92
           Exercised                                (10,000)       $ 6.88
           Forfeited                               (541,063)       $10.99
                                                 ----------        ------
         Balance at February 28, 2001             3,409,937        $10.50
           Granted                                  259,000        $11.47
           Exercised                               (168,223)       $ 8.27
           Forfeited                               (317,398)       $11.37
                                                 ----------        ------
         Balance at February 28, 2002             3,183,316        $10.62
                                                 ==========        ------

     A total of 1,442,297 employee options and 66,000 non-employee options were exercisable at an average price of $11.57 at February 28, 2002.

1990 Non-Employee Option Plan

     Under the 1990 non-employee stock option plan, nonqualified stock options were issued to non-employee members of the Company's Board of Directors in accordance with a formula prescribed by the plan. Option prices per share are the fair market value per share, based on the closing per share price on the date of grant. Each option became exercisable within the period specified in the optionee's agreement and is exercisable for 10 years from the date of grant.

                                                               WEIGHTED AVERAGE
                                                                EXERCISE PRICE
                                                    SHARES         PER SHARE
                                                 ----------    ----------------
         Balance at February 28, 1999              127,000          $7.51
           Exercised                               (35,000)         $8.63
                                                  --------          -----
         Balance at February 29, 2000               92,000          $7.08
           Exercised                                (8,000)         $4.25
                                                  --------          -----
         Balance at February 28, 2001               84,000          $7.35
           Granted                                      --          $  --
           Exercised                                (8,000)         $6.97
                                                  --------          -----
         Balance at February 28, 2002               76,000          $7.39
                                                                    =====

     A total of 76,000 non-employee options were exercisable at an average price of $7.39 at February 28, 2002.

Employee Stock Purchase Plan

     The Company has adopted an Employee Stock Purchase Plan under which an aggregate of 1,000,000 shares of common stock may be issued. Options are granted to eligible employees in accordance with a formula prescribed by the plan and are exercised automatically at the end of a one-year payroll deduction period. As adopted, the payroll deduction periods began either December 1 or June 1 and ended on the following November 30 and May 31, respectively. During fiscal 2000, the payroll deduction periods were amended to coincide with a calendar year cycle, with deductions beginning either January 1 or July 1 and ending on the following December 31 and June 30, respectively. Option prices are 85% of the lower of the closing price per share of the Company's common stock on the option grant date or the option exercise date.

                                                             WEIGHTED AVERAGE
                                                              EXERCISE PRICE
                                                    SHARES      PER SHARE
                                                   --------  ----------------
         Balance at February 28, 1999 ........       88,468      $ 8.61
           Granted ...........................       90,244      $15.50
           Exercised .........................      (76,608)     $ 8.49
           Forfeited .........................      (11,860)     $ 9.37
                                                   --------      ------
         Balance at February 29, 2000 ........       90,244      $15.50
           Granted ...........................      236,505      $ 5.80
           Exercised .........................      (62,213)     $ 7.93
           Forfeited .........................      (28,031)     $ 7.12
                                                   --------      ------
         Balance at February 28, 2001 ........      236,505      $ 5.80
           Granted ...........................      130,518      $10.29
           Exercised .........................     (194,455)     $ 5.84
           Forfeited .........................      (42,050)     $ 5.62
                                                   --------      ------
         Balance at February 28, 2002 ........      130,518      $10.29
                                                   ========      ======

         The grant price per option outstanding is either $9.35 or $10.88.

         As of February 28, 2002, no options were exercisable under this plan.

         As of February 28, 2002, 6,257,440 shares of common stock were reserved for future issuance under all option plans as follows:

                                                SHARES AVAILABLE FOR
                                         -----------------------------------
                                          OUTSTANDING          FUTURE
PLAN NAME                                STOCK OPTIONS   STOCK OPTION GRANTS
                                         -------------   -------------------
1990 Employee Stock Option Plan ......     1,671,884                --
1998 Employee Non-Qualified Plan .....       375,418           121,751
1999 Non-Qualified Plan ..............     3,183,316           638,461
1990 Non-Employee Option Plan ........        76,000                --
Employee Stock Option Purchase Plan ..       130,518            60,092
                                           ---------         ---------
      Total ..........................     5,437,136           820,304
                                           =========         =========

Restricted Stock Plan

         During fiscal 1996, the Company adopted a Restricted Stock Plan under which an aggregate of 1,000,000 shares may be issued. Shares issued to senior executives are earned based on the achievement of certain targeted share prices and the continued service of each executive for a two-year period after each target is met. Shares are available for annual grants to other key executives as a component of their annual bonuses on the achievement of targeted annual earnings per share objectives and the completion of an additional two years of service after the grant. Activity related to restricted stock during fiscal 2002, 2001 and 2000 is as follows:

                                                      SENIOR
                                                    EXECUTIVE
                                                       PLAN
                                                    ---------
Balance at February 28, 1999                          46,914
  Granted                                            107,164
                                                     -------
Balance at February 29, 2000                         154,078
  Forfeited                                          (20,000)
  Vested                                             (46,914)
                                                     -------
Balance at February 28, 2001                          87,164
  Vested                                             (87,164)
                                                     -------
Balance at February 28, 2002                              --

     The weighted average share price for grants in fiscal year 2000 was $31.75 for the Senior Executive Plan. Shares forfeited in fiscal 2001 had been granted at a weighted average share price of $34.22. At February 28, 2002, 770,570 shares were reserved for future restricted stock grants.

Other Stock Award Plan Disclosures

     Options Outstanding at February 28, 2002:

                                         WEIGHTED         WEIGHTED AVERAGE
                                          AVERAGE       REMAINING CONTRACTUAL
EXERCISE PRICES           SHARES      EXERCISE PRICE        LIFE IN YEARS
---------------          ---------    --------------    ---------------------
$  4.50 -  6.73          2,179,612        $  5.47                6.81
$  6.81 - 10.38          1,553,939        $  9.09                7.10
$ 10.56 - 34.41          1,703,585        $ 13.89                7.08
                         ---------
                         5,437,136
                         =========

     Options Exercisable at February 28, 2002:

                                          WEIGHTED         WEIGHTED AVERAGE
                                           AVERAGE       REMAINING CONTRACTUAL
EXERCISE PRICES            SHARES      EXERCISE PRICE        LIFE IN YEARS
---------------           ---------    --------------    ---------------------
$  4.50 -  6.13           1,488,734        $  5.22                6.31
$  6.19 - 14.44           1,126,035        $  9.51                6.17
$ 14.88 - 34.41             833,330        $ 14.94                7.48
                          ---------
                          3,448,099
                          ========

Preferred Share Purchase Rights

         One Preferred Share Purchase Right is attached to each outstanding share of the Company's common stock. The rights will become exercisable upon the earlier to occur of ten days after the first public announcement that a person or group has acquired beneficial ownership of 20 percent or more, or ten days after a person or group announces a tender offer that would result in beneficial ownership of 20 percent or more of the Company's outstanding common stock. At such time as the rights become exercisable, each right will entitle its holder to purchase one eight-hundredth of a share of Series A Preferred Stock for $37.50, subject to adjustment. If the Company is acquired in a business combination transaction while the rights are outstanding, each right will entitle its holder to purchase for $37.50 common shares of the acquiring company having a market value of $75. In addition, if a person or group acquires beneficial ownership of 20 percent or more of the Company's outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, for $37.50, a number of shares of the Company's common stock having a market value of $75. Furthermore, at any time after a person or group acquires beneficial ownership of 20 percent or more (but less than 50 percent) of the Company's outstanding common stock, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of the Company's common stock on a one-for-one basis. At any time prior to the acquisition of such a 20 percent position, the Company can redeem each right for $0.00125. The Board of Directors is also authorized to reduce the 20 percent thresholds referred to above to not less than 10 percent. The rights expire in May, 2011. On May 29, 2002, the Company executed that certain First Amendment to Third Amended and Restated Agreement, providing, among other things, as follows:

                  The definition of "Acquiring Person" in Section 1 of the Agreement is amended to add the following language at the end of such definition:

                  Notwithstanding anything contained in this Agreement to the contrary, neither HFTP Investment L.L.C. ("HFTP"), Gaia Offshore Master Fund, Ltd. ("Gaia") nor Caerus Fund Ltd. ("Caerus," and collectively with HFTP and Gaia, the "Buyers") shall become or be an Acquiring Person by virtue of the acquisition of Common Shares pursuant to the terms of that certain Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of May 29, 2002, among the Company and the Buyers (including without limitation acquisition of the Notes, the Warrants and any Conversion Shares and Warrant Shares, as those terms are defined in the Securities Purchase Agreement), and the acquisition of Common Shares pursuant to the Securities Purchase Agreement shall not, under any circumstances, trigger a Distribution Date within the meaning of this Agreement; provided, however, that only Common Shares (including the Conversion Shares and Warrant Shares) acquired pursuant to the Securities Purchase Agreement shall be deemed excluded from the number of Common Shares deemed beneficially owned by each Buyer in determining whether such Buyer is an Acquiring Person.

                                  Schedule 3(e)

                                    Conflicts

         The Company's Credit Facility contains various covenants and conditions including a requirement that the Company maintain certain key financial ratios. As of May 28, 2002, although the Company had timely made all payments required under the Credit Facility, the Company was not in compliance with one of four required financial ratios (fixed charge coverage ratio), and, accordingly, an event of default had occurred. The Event of Default will be waived in accordance with the Third Amendment as discussed in Schedule 3(c).

                                  Schedule 3(f)

1. Securities Purchase Agreement, dated as of May 29, 2002, between the Company and the Buyers named therein (the "Securities Purchase Agreement").

2. Form of Convertible Notes in an aggregate principal amount of $10 million, dated as of May 29, 2002, between the Company and the Buyers under the Securities Purchase Agreement.

3. Form of Warrants to acquire 621,303 shares of the Company's common stock, dated as of May 29, 2002, between the Company and the Buyers under the Securities Purchase Agreement.

4. Registration Rights Agreement, dated May 29, 2002, between the Company and the Buyers under the Securities Purchase Agreement.

5. Consent, Waiver and Third Amendment to Credit Agreement, dated as of May __, 2002, to be executed among the Company, BriteVoice Systems, Inc. (successor by merger to InterVoice Acquisition Subsidiary III, Inc.), Bank of America, National Association (successor by merger to Bank of America National Trust and Savings Association), as Agent, and the other Lenders named therein, and associated consent letters.

6. Promissory Note in the amount of $14.0 million, executed by the Company in favor of Beal Bank, S.S.B., in connection with a mortgage loan relating to the Company's office facilities in Dallas, Texas.

7. Deed of Trust, dated May 29, 2002, executed by the Company granting Beal Bank, S.S.B. a first lien on the Company's office facilities in Dallas, Texas, to secure a $14.0 million mortgage loan.

8. Second Amended Employment Agreement, dated February 18, 2002, between the Company and David W. Brandenburg.

9. First Amendment to Third Amended Restated Rights Agreement, dated May 29, 2002 between the Company and the Rights Agent.

                                  Schedule 3(g)

                                Material Changes

         The Company has entered into a letter agreement with a prospective purchaser for the sale of the Company's office facilities in Wichita, Kansas for $2.0 million. The sale is expected to close in May 2002.

                                  Schedule 3(h)

                                   Litigation

Pending Litigation

         David Barrie, et al., on Behalf of Themselves and All Others Similarly Situated v. InterVoice-Brite, Inc., et al.; No. 3-01CV1071-D, pending in the United States District Court, Northern District of Texas, Dallas Division:

         Several related class action lawsuits were filed in the United States District Court for the Northern District of Texas on behalf of purchasers of common stock of the Company during the period from October 12, 1999 through June 6, 2000, the "Class Period." Plaintiffs have filed claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and the Securities and Exchange Commission Rule 10b-5 against the Company as well as certain named current and former officers and directors of the Company on behalf of the alleged class members. In the complaint, Plaintiffs claim that the Company and the named current and former officers and directors issued false and misleading statements during the Class Period concerning the financial condition of the Company, the results of the Company's merger with Brite and the alleged future business projections of the Company. Plaintiffs have asserted that these alleged statements resulted in artificially inflated stock prices.

         The Company believes that it and its officers complied with their obligations under the securities laws, and intends to defend the lawsuits vigorously. The Company has responded to these complaints, which have now been consolidated into one proceeding, by filing a motion to dismiss the complaint in the consolidated proceeding. The Company has asserted that the complaint lacks the degree of specificity and factual support to meet the pleading standards applicable to federal securities litigation. On this basis, the Company has requested that the United States District Court for the Northern District of Texas dismiss the complaint in its entirety. Plaintiffs have responded to the Company's request for dismissal, and the Company is preparing to file a supplemental brief while awaiting a ruling by the Court. All discovery and other pleadings not related to the dismissal have been stayed pending resolution of the Company's request to dismiss the complaint.

Vendor Dispute

         On or about April 26, 2002, Telemac Corporation ("Telemac") commenced an arbitration proceeding in the Los Angeles, California, office of JAMS against the Company and InterVoice Brite Ltd. and Brite Voice Systems, Inc., JAMS Case No. 1220026278, claiming fraud, negligent misrepresentation and breach of contract in connection with formation of and performance under certain agreements between the Company, and/or its alleged predecessors, and Telemac, and seeking compensatory damages of approximately $58 million, punitive damages and attorneys fees and other costs and fees. Telemac's allegations arise out of the negotiations and terms of the Amended and Restated Prepaid Phone Processing Agreement between Telemac and Brite Voice Systems Group, Ltd., dated November 1, 1998, and certain amendments thereto under which Telemac licensed prepaid wireless software for use in various markets and exploited in the

United Kingdom under agreement with Cellnet, a provider of wireless telephony in the United Kingdom.

         The Company and Telemac have selected as arbitrator Justice William A. Masterson (Ret.) formerly of the California Court of Appeal and the Los Angeles County Superior Court, although Justice Masterson has not yet agreed to serve. No date has been set for commencement of the arbitration hearing. The Company's response to Telemac's allegations is due June 4, 2002. The Company acknowledges it may owe an immaterial amount for certain software development services rendered by Telemac. With the exception of these immaterial amounts, the Company believes that the claims asserted by Telemac are without merit. The Company further believes it has meritorious defenses and intends to vigorously defend the arbitration.

Intellectual Property Matters

         From time to time Ronald A. Katz Technology Licensing L.P. ("RAKTL") has sent letters to certain customers of the Company suggesting that the customer should negotiate a license agreement to cover the practice of certain patents owned by RAKTL. In the letters, RAKTL has alleged that certain of its patents pertain to certain enhanced services offered by network providers, including prepaid card and wireless services and postpaid card services. RAKTL has further alleged that certain of its patents pertain to certain call processing applications, including applications for call centers that route calls using a called party's DNIS identification number. Certain products offered by the Company can be programmed and configured to provide enhanced services to network providers and call processing applications for call centers. The Company's contracts with customers usually include a qualified obligation to indemnify and defend customers against claims that products as delivered by the Company infringe a third party's patent.

         None of the Company's customers have notified the Company that RAKTL has claimed that any product provided by the Company infringes any claims of any RAKTL patent. Accordingly, the Company has not been required to defend any customers against a claim of infringement under a RAKTL patent. The Company has, however, received letters from customers notifying the Company of the efforts by RAKTL to license its patent portfolio and reminding the Company of its potential obligations under the indemnification provisions of the applicable agreements in the event that a claim is asserted. In response to correspondence from RAKTL, a few customers have attempted to tender to the Company the defense of its products under contractual indemnity provisions. The Company has informed these customers that while it fully intends to honor any contractual indemnity provisions, it does not believe it currently has any obligation to provide such a defense because RAKTL does not appear to have made a claim that a Company product infringes a patent. In the matter of Katz Technology Licensing, LP v. Verizon Communications Inc., et al, No. 01-CV-5627, pending in U.S. District Court, Eastern District of Pennsylvania, RAKTL has alleged that Verizon Communications, Inc. ("Verizon") and certain of its affiliates infringe patents held by RAKTL. From 1997 until November of 2001 the Company's wholly owned affiliate, Brite, provided prepaid services to an affiliate of Verizon under a managed services contract. The affiliate, which is named as a defendant in the lawsuit, recently notified Brite of the pendency of the lawsuit and referenced provisions of the managed services contract which require Brite to indemnify the affiliate against claims that its services infringe a patent. The claims in the lawsuit make general references to prepaid services and a variety of other services offered by Verizon and the affiliate but do not refer to Brite's products or services. The Company has informed the affiliate that it can find no basis for an indemnity obligation under the expired contract.

         Even though RAKTL has not alleged that a product provided by the Company infringes a RAKTL patent, it is always possible that RAKTL may do so. In the event that a Company product becomes the subject of litigation, a customer could attempt to invoke the Company's indemnity obligations under the applicable agreement. As with most sales contracts with suppliers of computerized equipment, the Company's contractual indemnity obligations are generally limited to the products and services provided by the Company, and generally require the customer to allow the Company to have sole control over any litigation and settlement negotiations with the patent holder. The customers who have received letters from RAKTL generally have multiple suppliers of the types of products that might potentially be subject to claims by RAKTL.

         Even though no claims have been made that a specific product offered by the Company infringes any claim under the RAKTL patent portfolio, the Company has received opinions from its outside patent counsel that certain products and applications offered by the Company do not infringe certain claims of the RAKTL patents. The Company has also received opinions from its outside counsel that certain claims under the RAKTL patent portfolio are invalid. Furthermore, based on the reviews by outside counsel, the Company is not aware of any claims under the RAKTL portfolio that are infringed by the Company's products. If the Company does become involved in litigation in connection with the RAKTL patent portfolio, under a contractual indemnity or any other legal theory, the Company intends to vigorously contest the claims and to assert appropriate defenses. A number of companies, including some large, well known companies and some customers of the Company, have already licensed certain rights under the RAKTL patent portfolio. During November 2000, RAKTL announced license agreements with, among others, AT&T Corp., Microsoft Corporation and International Business Machines Corporation.

         In the matter of Aerotel, Ltd. et al, vs. Sprint Corporation, et al, Cause No. 99-CIV-11091 (SAS), pending in the United States District Court, Southern District of New York, Aerotel, Ltd., has sued Sprint Corporation alleging that certain prepaid services offered by Sprint are infringing Aerotel's U.S. Patent No. 4,706,275 ("275 patent"). According to Sprint, the suit originally focused on land-line prepaid services not provided by the Company. As part of an unsuccessful mediation effort, Aerotel also sought compensation for certain prepaid wireless services provided to Sprint PCS by the Company. As a result of the mediation effort, Sprint has requested that the Company provide a defense and indemnification to Aerotel's infringement claims, to the extent that they pertain to any wireless prepaid services offered by the Company. In response to this request, the Company has offered to assist Sprint's counsel in defending against such claims, to the extent they deal with issues unique to the system and services provided by the Company, and to reimburse Sprint for the reasonable attorneys' fees associated therewith. The trial court has stayed the lawsuit pending certain rulings from the United States Patent and Trademark Office. The Company has received opinions from its outside patent counsel that the wireless prepaid services offered by the Company do not infringe the "275 patent". If the Company does become involved in litigation in connection with the "275 patent", under a contractual indemnity or any other legal theory, the Company intends to vigorously contest any claims that its prepaid wireless services infringe the "275 patent" and to assert appropriate defenses.

Claims by Certain Employees

         Certain non-executive employees located in foreign countries have instituted claims before foreign agencies or tribunals for compensation in connection with the termination of their employment. In the aggregate, these claims will not have a Material Adverse Effect.

                                  Schedule 3(o)

                              Intellectual Property

         From time to time Ronald A. Katz Technology Licensing L.P. ("RAKTL") has sent letters to certain customers of the Company suggesting that the customer should negotiate a license agreement to cover the practice of certain patents owned by RAKTL. In the letters, RAKTL has alleged that certain of its patents pertain to certain enhanced services offered by network providers, including prepaid card and wireless services and postpaid card services. RAKTL has further alleged that certain of its patents pertain to certain call processing applications, including applications for call centers that route calls using a called party's DNIS identification number. Certain products offered by the Company can be programmed and configured to provide enhanced services to network providers and call processing applications for call centers. The Company's contracts with customers usually include a qualified obligation to indemnify and defend customers against claims that products as delivered by the Company infringe a third party's patent.

         None of the Company's customers have notified the Company that RAKTL has claimed that any product provided by the Company infringes any claims of any RAKTL patent. Accordingly, the Company has not been required to defend any customers against a claim of infringement under a RAKTL patent. The Company has, however, received letters from customers notifying the Company of the efforts by RAKTL to license its patent portfolio and reminding the Company of its potential obligations under the indemnification provisions of the applicable agreements in the event that a claim is asserted. In response to correspondence from RAKTL, a few customers have attempted to tender to the Company the defense of its products under contractual indemnity provisions. The Company has informed these customers that while it fully intends to honor any contractual indemnity provisions, it does not believe it currently has any obligation to provide such a defense because RAKTL does not appear to have made a claim that a Company product infringes a patent. In the matter of Katz Technology Licensing, LP v. Verizon Communications Inc., et al, No. 01-CV-5627, pending in U.S. District Court, Eastern District of Pennsylvania, RAKTL has alleged that Verizon Communications, Inc. ("Verizon") and certain of its affiliates infringe patents held by RAKTL. From 1997 until November of 2001 the Company's wholly owned affiliate, Brite, provided prepaid services to an affiliate of Verizon under a managed services contract. The affiliate, which is named as a defendant in the lawsuit, recently notified Brite of the pendency of the lawsuit and referenced provisions of the managed services contract which require Brite to indemnify the affiliate against claims that its services infringe a patent. The claims in the lawsuit make general references to prepaid services and a variety of other services offered by Verizon and the affiliate but do not refer to Brite's products or services. The Company has informed the affiliate that it can find no basis for an indemnity obligation under the expired contract.

         Even though RAKTL has not alleged that a product provided by the Company infringes a RAKTL patent, it is always possible that RAKTL may do so. In the event that a Company product becomes the subject of litigation, a customer could attempt to invoke the Company's indemnity obligations under the applicable agreement. As with most sales contracts with suppliers of computerized equipment, the Company's contractual indemnity obligations are generally limited to the products and services provided by the Company, and generally require the customer to allow the Company to have sole control over any litigation and settlement negotiations with the patent holder. The customers who have received letters from RAKTL generally have multiple suppliers of the types of products that might potentially be subject to claims by RAKTL.

         Even though no claims have been made that a specific product offered by the Company infringes any claim under the RAKTL patent portfolio, the Company has received opinions from its outside patent counsel that certain products and applications offered by the Company do not infringe certain claims of the RAKTL patents. The Company has also received opinions from its outside counsel that certain claims under the RAKTL patent portfolio are invalid. Furthermore, based on the reviews by outside counsel, the Company is not aware of any claims under the RAKTL portfolio that are infringed by the Company's products. If the Company does become involved in litigation in connection with the RAKTL patent portfolio, under a contractual indemnity or any other legal theory, the Company intends to vigorously contest the claims and to assert appropriate defenses. A number of companies, including some large, well known companies and some customers of the Company, have already licensed certain rights under the RAKTL patent portfolio. During November 2000, RAKTL announced license agreements with, among others, AT&T Corp., Microsoft Corporation and International Business Machines Corporation.

         In the matter of Aerotel, Ltd. et al, vs. Sprint Corporation, et al, Cause No. 99-CIV-11091 (SAS), pending in the United States District Court, Southern District of New York, Aerotel, Ltd., has sued Sprint Corporation alleging that certain prepaid services offered by Sprint are infringing Aerotel's U.S. Patent No. 4,706,275 ("275 patent"). According to Sprint, the suit originally focused on land-line prepaid services not provided by the Company. As part of an unsuccessful mediation effort, Aerotel also sought compensation for certain prepaid wireless services provided to Sprint PCS by the Company. As a result of the mediation effort, Sprint has requested that the Company provide a defense and indemnification to Aerotel's infringement claims, to the extent that they pertain to any wireless prepaid services offered by the Company. In response to this request, the Company has offered to assist Sprint's counsel in defending against such claims, to the extent they deal with issues unique to the system and services provided by the Company, and to reimburse Sprint for the reasonable attorneys' fees associated therewith. The trial court has stayed the lawsuit pending certain rulings from the United States Patent and Trademark Office. The Company has received opinions from its outside patent counsel that the wireless prepaid services offered by the Company do not infringe the "275 patent". If the Company does become involved in litigation in connection with the "275 patent", under a contractual indemnity or any other legal theory, the Company intends to vigorously contest any claims that its prepaid wireless services infringe the "275 patent" and to assert appropriate defenses.

         From time to time various owners of patents and copyrighted works send the Company letters alleging that its products do or might infringe upon the owners' intellectual property rights, and/or suggesting that the Company should negotiate a license or cross-license agreement with the owner. The Company's policy is to never knowingly infringe upon any third party's intellectual property rights. Accordingly, the Company forwards any such allegation or licensing request to its outside legal counsel for their review and opinion. The Company generally attempts to resolve any such matter by informing the owner of its position concerning non-infringement or invalidity, and/or, if appropriate, negotiating a license or cross-license agreement. Even though the Company attempts to resolve these matters without litigation, it is always possible that the owner of the patent or copyrighted works will institute litigation. Owners of patent(s) and/or copyrighted work(s) have previously instituted litigation against the Company alleging infringement of their intellectual property rights, although no such litigation is currently pending against the Company. As noted above, the Company currently has a portfolio of 57 patents, and it has applied for and will continue to apply for and receive a number of additional patents to reflect its technological innovations. The Company believes that its patent portfolio could allow it to assert counterclaims for infringement against certain owners of intellectual property rights if those owners were to sue the Company for infringement. In certain situations, it might be beneficial for the Company to cross-license certain of its patents for other patents which are relevant to the call automation industry.

                                  Schedule 3(q)

                                      Liens

         The Company and its wholly owned subsidiary, Brite Voice Systems, Inc., are parties to a Credit Agreement dated June 1, 1999 with the lenders thereto (as amended, the "Credit Facility"). Term loans and revolving loans under the Credit Facility totaled approximately $135 million at the inception of the Credit Facility and were paid down to approximately $30 million prior to the transactions contemplated by this Agreement.

         The term loans under the Credit Facility are subject to quarterly principal amortization. In addition, the Credit Facility is subject to certain mandatory prepayments and commitment reductions tied to the sale of assets, the issuance of debt, the issuance of equity and the generation of excess cash flow for a fiscal year. Certain of these prepayment and commitment reduction requirements are limited by the satisfaction of certain financial ratios.

         The Credit Facility contains certain representations and warranties, certain negative and affirmative covenants and certain conditions and events of default which are customarily required for similar financing. Such covenants include, among others, restrictions and limitations on liens and negative pledges; limitations on mergers, consolidations and sales of assets; limitations on incurrence of debt; limitations on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitations on investments and acquisitions (other than the acquisition of the Company); and limitations on capital expenditures. Key financial covenants based on the Company's consolidated financial statements include minimum net worth, maximum leverage ratio and minimum fixed charges coverage ratio. The Credit Facility also requires a first priority perfected security interest in (i) all of the capital stock of each of the domestic subsidiaries of the Company, and 65% of the capital stock of each first tier foreign subsidiary of the Company, which capital stock shall not be subject to any other lien or encumbrance and (ii) subject to permitted liens, all other present and future material assets and properties of the Company and its material domestic subsidiaries (including, without limitation, accounts receivable and proceeds, inventory, real property, machinery and equipment, contracts, trademarks, copyrights, patents, license rights and general intangibles).

         The lenders had previously entered into forbearance agreements dated March 7, 2002 and March 31, 2002, pursuant to which the lenders granted a temporary waiver of a default under one of four financial covenants (fixed charge coverage ratio) through May 31, 2002.

         The Company and lenders entered into commitment letters to enter into a Consent, Waiver, and Third Amendment to Credit Agreement (the "Third Amendment") to be effective as of May 29, 2002, pursuant to which the lenders will waive the default under a financial covenant requiring the Company to maintain a minimum fixed charge coverage ratio. The effectiveness of the Third Amendment is conditioned on funding under the Convertible Notes.

         The Third Amendment will amend the fixed charge coverage ratio covenant and a covenant to maintain a minimum leverage ratio (as described in the Credit Facility) to reflect the Company's current capital structure and liquidity requirements. The Third Amendment also will add a covenant by the Company to maintain a minimum level of EBITDA (as defined in the Credit Facility).

         Pursuant to the Third Amendment, proceeds from the mortgage of the Company's office facilities in Dallas, Texas, and proceeds from the sale of the Convertible Notes, will be applied to repay all outstanding indebtedness under the term loan, with the remainder applied to the revolving loans. Under the amended Credit Facility, the lenders will agree to continue making revolving loans to the Company up to a revised maximum amount of $12 million through June 1, 2003. The maximum amount of revolving loans that may be outstanding will also be limited by a borrowing base based upon levels of eligible accounts receivable and eligible inventory securing the revolving loans.

         The Company will not be permitted to have outstanding loans under the Credit Facility at any time the Company makes principal payments on the Convertible Notes in cash. Accordingly, the Company will have to repay the outstanding revolving loans under the Credit Facility before any installment of principal on the Convertible Notes is paid in cash. At that point, at the Company's option, installments on the Convertible Notes will be repaid in cash or by a partial conversion of such notes through the Company's issuance of common stock. The Credit Facility is cross-defaulted with the Convertible Notes such that a default or the occurrence of certain other events under the Convertible Notes will be a default under the Credit Facility.

         The amended Credit Facility will provide that interest would accrue at a base rate equal to an applicable margin plus the higher of (i) the prime rate or (ii) the federal funds rate. The applicable margin will be determined in accordance with a schedule to the Credit Facility and by reference to a ratio of the Company's funded debt to EBITDA. The Third Amendment will delete provisions that permit the Company to elect an interest rate equal to the London Interbank Offer Rate ("LIBOR") plus the applicable margin.

Mortgage Loan

         Effective May 29, 2002, the Company executed and delivered a deed of trust and promissory note in favor of Beal Bank, S.S.B., for a mortgage loan of $14 million secured by a first lien on the Company's facilities in Dallas, Texas. The mortgage loan is a three year balloon note, bearing interest, payable monthly, at the greater of 10.5% or the prime rate plus 2.0%. Proceeds from the mortgage will be applied to reduce loans under the Credit Facility. The lenders under the Credit Facility entered into an agreement with Beal Bank, S.S.B., subordinating their lien on the Dallas, Texas facilities for purposes of the mortgage loan.

                                  Schedule 3(w)

                              Certain Transactions



                                      None

                                  Schedule 4(d)

                                 Use of Proceeds

         All $14 million of proceeds from the mortgage loan by Beal Bank, S.S.B., and all $10 million of proceeds from the sale of the Convertible Notes, will be applied to repay outstanding indebtedness under the Credit Facility. The mandatory prepayments will repay all term loans and approximately $6 million in revolving loans will remain outstanding under the Credit Facility. If the sale of the Wichita facilities for $2.0 million does close, proceeds will be applied to reduce revolving loans outstanding under the Credit Facility on the date of closing.